EXHIBIT 99.1 FOR IMMEDIATE RELEASE PRESS RELEASE
KVH Industries Contact:	Pat Spratt, Chief Financial Officer
401-847-3327
Investor Relations Contact:	Paul Johnson, Financial Dynamics
212-850-5600

KVH Provides Fourth Quarter Update

MIDDLETOWN, RI – January 6, 2004 – KVH Industries (Nasdaq: KVHI) announced today that preliminary, unaudited results suggest that the company will report record quarterly revenues of approximately $15.6-$15.9 million and a fourth quarter net loss in the range of ($0.11)-($0.14) per share. This would represent approximately a 20% increase over the fourth quarter 2002 reported revenue of $13 million.

“In spite of estimated record quarterly revenue, we attribute this loss primarily to continued delays in the military procurement process that have slowed the arrival of anticipated orders for our higher-margin defense products, including one order with an expected value of roughly $2 million,” explained Pat Spratt, KVH's chief financial officer. “Consistent with our prior guidance, we believe that the overall long-term trend continues to be positive for KVH's defense sales though the uneven military procurement process continues to make it difficult to accurately predict our revenue patterns from quarter to quarter.”

Commenting on the new TracVision A5 satellite TV system for automobiles, KVH President and Chief Executive Officer Martin Kits van Heyningen said, “The fourth quarter marked the first full quarter of TracVision A5 sales and shipments and during that period we shipped approximately 1,700 TracVision A5 units, which represents roughly 30% of our total estimated satellite communications revenue for the quarter. Already, the TracVision A5 satellite TV system for automobiles has proven to be the most successful product launch and fastest sales ramp of any product in the company's history.”

The number of TracVision A5 units shipped was lower than we had anticipated due in part to production delays resulting from component supply issues early in the quarter,” continued Mr. Kits van Heyningen. “However, I believe those issues have been addressed. Our TracVision A5 cost reduction program is on track and we began to see the gross profit benefit on a per-unit basis at the end of the quarter. All other aspects of the TracVision A5 program, including sales, marketing, distribution, and the expansion of our retailer network, remain on track. Based on the continued market interest and positive, direct consumer feedback from new TracVision A5 owners, we are confident that the TracVision A5 will help drive our future growth and profitability.”

Sales of the company's RV and marine satellite communications products (excluding the TracVision A5) showed continuing strong growth and were up approximately 50% versus the same period last year. Taking the TracVision A5 revenues into account, overall satellite communication revenues are expected to be up more than 100% and were the primary driver for the company's fourth quarter revenue growth.

Mr. Kits van Heyningen is scheduled to speak at the Sixth Annual Needham & Company Growth Conference at 11:00 AM on Wednesday, January 7, 2004. His complete Needham Growth Conference presentation can be viewed at that time on the company's investor relations web site, http://www.kvh.com/InvRelations/index.asp.

KVH's fourth quarter closed on December 31, 2003, and all statements in this release reflect only a preliminary analysis of the company's quarterly financial results. The company expects to release its audited fourth quarter and full year results for 2003 by mid-February, 2004.

KVH Industries, Inc., designs and manufactures products that enable mobile communication, navigation, and precision pointing through the use of its proprietary mobile satellite antenna and fiber optic technologies. The company is developing next-generation systems with greater precision, durability, and versatility for communications, navigation, and industrial applications. An ISO 9001-certified company, KVH has headquarters in Middletown, Rhode Island, with a fiber optic and defense product manufacturing facility in Tinley Park, Illinois, and a European sales, marketing, and support office in Hoersholm, Denmark.

This press release contains certain forward-looking statements that involve risks and uncertainties. For example, the statements regarding the company's financial and product development goals for 2003 are forward-looking statements. The actual results realized by the company could differ materially from the statements made herein. Factors that might cause such differences include, but are not limited to: limited history of profitability; lack of market demand for new products; unforeseen changes in competing technologies and products; a slower-than-expected reduction in product costs; changing military requirements and uneven military sales cycles; interruption of production schedules; lack of reliable vendors, service providers, and outside products; growth management; worldwide economic variances; and protection of our proprietary technology. Additional factors are discussed in the company's 2003 Form 10-Q for the quarter ended September 30, 2003, filed with the Securities and Exchange Commission on November 14, 2003. Copies are available through the company's Investor Relations department and web site, www.kvh.com. KVH assumes no obligation to update its forward-looking statements to reflect new information and developments.

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